Exhibit 107

Calculation of Filing Fee Tables

FORM S-8
(Form Type)

QUALCOMM Incorporated
(Exact Name of Registrant as Specified in Its Charter)

Table 1: Newly Registered Securities
Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)(2)	Proposed Maximum Offering Price Per Unit (3)	Maximum Aggregate Offering Price (3)	Fee Rate	Amount of Registration Fee
Equity	Common Stock	Other (3)	788,739	$174.77	$137,847,915.03	0.00013810	$19,036.80
Total Offering Amounts					$137,847,915.03		$19,036.80
Total Fee Offsets							$0.00
Net Fee Due							$19,036.80
1. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 shall also cover an indeterminate number of additional shares of common stock, par value $0.0001 per share (“Common Stock”), of QUALCOMM Incorporated, a Delaware Corporation (the “Registrant”), which may become issuable by reason of any stock dividend, stock split, recapitalization or other similar transactions effected without consideration which results in the increase in the number of outstanding shares of Common Stock.

2. Represents the aggregate number of shares of Common Stock issuable upon the vesting or settlement of certain restricted stock units and stock options granted under the Alphawave Long Term Incentive Plan 2021 (the “Plan”), which were assumed by the Registrant and converted into equivalent unvested awards for restricted stock units of the Registrant pursuant to the scheme of arrangement under Part 26 of the UK Companies Act 2006 by and among the Registrant, Aqua Acquisition Sub LLC and Alphawave IP Group plc, dated July 7, 2025.

3. Estimated pursuant to Rule 457(c) and (h) solely for purposes of calculating the registration fee. The price is calculated on the basis of the average of the high and low prices of the Registrant’s shares of Common Stock on December 17, 2025, as reported on the Nasdaq Global Select Market.